EXHIBIT 99.1

The Joint Corp. Announces Preliminary 2015 Third Quarter Financial Results

SCOTTSDALE, Ariz., Nov. 4, 2015 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator and franchisor of chiropractic clinics, today reported preliminary financial results for the quarter ended September 30, 2015.

Preliminary Third Quarter 2015 Results Highlights

  Revenue of $4.1 million, an increase of 123% from the same quarter last year.
  System wide Comp Sales1 for the third quarter increased by 30% over the same period a year ago.
  Adjusted EBITDA loss of $(1.1) million, compared to $(0.3) million in the same quarter last year.
  Net loss of $(1.9) million, compared to $(0.2) million in the same period last year.
  277 total clinics in operation as of September 30, 2015, an increase of 15 clinics from June 30, 2015, and an increase of 47 clinics from September 30, 2014.
  Company-owned or managed clinics increased by six during the third quarter of 2015, to 29 at September 30, 2015. There were no company-owned or managed clinics in 2014.
  Revenue of $10.0 million for the nine months ended September 30, 2015, an increase of 97% from the same period last year.
  Adjusted EBITDA loss of $(3.9) million for the nine months ended September 30, 2015, compared to $(0.6) million in the same period last year.
  Net loss of $(5.7) million for the nine months ended September 30, 2015, compared to $(0.5) million in the same period last year.

2015 Financial Guidance

The Joint Corp. increased full year 2015 guidance for total revenue and Adjusted EBITDA, and re-affirmed full year 2015 guidance for the number of expected clinics as indicated below:

  Total revenue in the range of $13.5 million to $14.5 million, up from the previous range of $13.0 million to $14.0 million.
  Adjusted EBITDA loss in the range of $(7.1) million to $(6.5) million, up from the previous range of $(7.5) million to $(7.1) million.
  Net new clinic openings in the range of 65 to 75, including 38 to 42 company-owned or managed clinics and 45 to 55 franchised clinics.

For additional information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Information" and "Reconciliation of GAAP to Non-GAAP Financial Information" below.

The preliminary financial data presented above are subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. The Joint Corp. currently expects that its final results will be consistent with the estimates described above. However, the estimates described above are preliminary and based on the most current information available to management. Actual results may differ materially from these estimates due to the completion of final accounting closing procedures, final adjustments and other developments that may arise between now and the time results for the quarter ended September 30, 2015 are finalized. The preliminary financial data have been prepared by and are the responsibility of The Joint Corp's management. EKS&H LLLP has not audited or reviewed or performed any procedures with respect to this preliminary financial data. Accordingly, EKS&H LLLP does not express an opinion or any other form of assurance with respect thereto.   In addition, these estimated results are not necessarily indicative of The Joint Corp's results for the full fiscal year or any future period.

The foregoing preliminary financial data constitute forward looking statements. Actual results may vary, even materially, from the information contained in these forward-looking statements based on a number of important factors. Please refer to The Joint Corp's public filings with the United States Securities and Exchange Commission ("SEC") for additional information.

Final Third Quarter 2015 Financial Results

The Joint Corp. is expected to release its final financial results for the three month period ended September 30, 2015 before the market opens on Friday, November 13, 2015.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company's underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the table below. The Joint Corp. defines Adjusted EBITDA as EBITDA before acquisition-related expenses, as well as stock-based compensation expense. The Joint Corp. defines EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expense.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with The Joint Corp's financial statements filed with the SEC.

1Comp Sales include only the sales from clinics that have been open at least 13 full months and exclude any clinics that have closed.

Reconciliation of GAAP to Non-GAAP Financial Information

THE JOINT CORP. AND SUBSIDIARY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Non-GAAP Financial Data:
Net loss	(1,918,433)	(202,373)	(5,678,030)	(464,019)
Interest expense	5,979	--	9,796	--
Depreciation and amoritzation expense	421,390	52,823	822,489	141,707
Tax expense (benefit) penalties and interest	6,148	(163,051)	6,148	(284,574)
EBITDA	$ (1,484,916)	$ (312,601)	$ (4,839,597)	$ (606,886)
Stock compensation	323,601	14,125	613,100	42,047
Acquisition related expenses	82,744	--	361,997	--
Adjusted EBITDA	$ (1,078,571)	$ (298,476)	$ (3,864,500)	$ (564,839)

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the other risks described in our public filings, including under the section "Risk Factors" included in The Joint Corps.' Registration Statement on Form S-1 filed with the SEC on October 27, 2015. Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp.

Based in Scottsdale, Ariz., The Joint Corp. is reinventing chiropractic care by making quality care readily available and affordable for patients seeking pain relief and ongoing wellness. Our membership plans and packages eliminate the need for insurance, and our no-appointment policy, convenient hours and locations make care more accessible. The Joint performs more than two million spinal adjustments a year across 280+ clinics nationwide. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, YouTube and LinkedIn.

CONTACT: Investor Contact:
         Peter Vozzo
         peter.vozzo@westwicke.com
         443-213-0505

         Media Contact:
         Marcia Rhodes
         mrhodes@acmarketingpr.com
         480-664-8412, ext. 15